EXHIBIT 99
                                   ----------




                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                           27% Increase in Net Income


Somerville, NJ...April 14, 2003 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced today that the Company's net income for the first quarter increased 27% over the same period last year.

     Net income for the three months ended March 31, 2003 was $606,000, compared to $478,000 for the same period in 2002. Earnings per share were $.17 on a basic and $.16 on a diluted basis in 2003 compared to $.13 in 2002 on both a basic and diluted basis.

     An increase in net interest income of $485,000 or 16% was cited as the major reason for the improvement in net income. Average earning assets for the first quarter increased $41 million over last year's first quarter while the net interest margin improved from 3.63% in 2002 to 3.76% in 2003.

     Non interest income increased $138,000 or 37% from last year. Of this amount $45,000 resulted from an increase in the cash value bank owned life insurance, $40,000 from the sale of annuities and mutual funds and $47,000 from net gains on the sale of securities.

     Corcoran commented, "We are pleased to see the continual growth in our revenue especially our efforts to sell annuities and mutual funds, a program which is just beginning. The growth in our net interest margin is also encouraging."

     Offsetting some of the revenue growth, non interest expenses increased $427,000 or 17% since last year. Of this amount $210,000 was in salaries and benefits expense. In addition to normal salary increases, the Company hired additional people to staff the Warren office, as well as, the start up efforts for the sales of annuities and mutual funds.

     The provision for loan losses increased by $70,000 or 70% from the 2002 first quarter. This resulted from the Company's non accrual loans which increased $351,000 since December 31, 2002 to $1,009,000 at March 31, 2003. The allowance for loan losses at $2,564,000 represents 1.04% of total loans, as compared to 0.95% in 2002. Mr. Corcoran remarked that non accrual loans represent less than .50% of total loans which he considered a reasonable level considering economic conditions.

     Corcoran concluded, "I believe that a 27% increase in earnings is a great start to a year which will be challenging due to a sluggish economy but feel very confident about meeting the challenge."

     Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards Township, Warren Township, Aberdeen Township in Monmouth County and Edison in Middlesex
County. The Bank recently received regulatory approval to open its eleventh location in Metuchen in Middlesex County. As of June 30, 2002, Somerset Valley Bank was ranked sixth of twenty-five banks in Somerset County in terms of deposits with 6.41% of the market.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.